UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 3, 2008
ALLIANCE SEMICONDUCTOR CORPORATION
(Exact name of registrant as specified in its charter)
000-22594
(Commission File Number)

Delaware	77-0057842
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
4633 Old Ironsides Drive, Suite 240
Santa Clara, California 95054-1836
(Address of principal executive offices, with zip code)
(408) 855-4900
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
On September 3, 2008 Alliance Semiconductor Corporation issued a press release announcing that its Board of Directors has determined to begin proceedings to dissolve the corporation. Melvin Keating, President and CEO, noted that the company has for some time been considering whether to re-invest in another business or to liquidate and distribute its net assets to shareholders.
Bryant Riley, Alliance’s chairman, noted that since the new board took office, Alliance had sold its operating businesses and its venture capital portfolio, and had liquidated its holdings in two publicly traded semiconductor companies. “I am pleased that we have paid cash dividends of $4.35 per share as a result of these sales and the favorable resolution of certain tax audits, and I hope we can distribute additional amounts,” Mr. Riley said.
To conserve cash and reduce costs, Alliance has already substantially reduced its staff and the amount of office space it leases. Additional reductions in overhead are being explored. Further, given the corporation’s plan to dissolve and the small number of stockholders, the Alliance board has authorized the filings necessary to suspend the corporation’s reporting obligations under the Securities Exchange Act of 1934.
Mr. Keating noted that the amount and timing of additional distributions to shareholders is uncertain, especially because the company’s holding of auction rate certificates will need to be monetized in an orderly manner.
A copy of the Company’s press release appears as Exhibit 99.1 to this current report and is incorporated herein by reference.
Alliance plans to hold on investor conference call on September 4, 2008 at 10:00 A.M., Pacific Time, to permit interested investors to ask questions about the planned dissolution.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits.

Exhibit No.	Description

99.1	Press Release dated September 3, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANCE SEMICONDUCTOR CORPORATION
Date: September 3, 2008	By:	/s/ Melivn L. Keating
Melvin L. Keating
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated September 3, 2008.